                                                                     Exhibit 1.1


LUSCAR ENERGY PARTNERSHIP
LUSCAR COAL LTD.


INTERIM REPORT FOR THE FIRST QUARTER ENDED MARCH 31, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) for the three months ended March 31, 2002 should be read in conjunction with our unaudited consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the audited consolidated financial statements and related notes contained in our Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles and all amounts are in Canadian dollars unless otherwise stated. Sales volumes are in metric units.

SUMMARY OF LEP'S FIRST QUARTER RESULTS

LEP recorded net earnings of $11.8 million and operating earnings before depreciation and amortization (EBITDA) of $37.4 million. LEP's operating margin (i.e., revenue less cost of sales) was $39.3 million on revenues of $151.7 million during the period.

LEP is a general partnership formed February 20, 2001 under the laws of Ontario, Canada. LEP acquired control of Luscar Coal Income Fund (LCIF) and its subsidiary, Luscar Coal Ltd (LCL) on May 11, 2001. Since LEP had no operations prior to May 11, 2001, the consolidated statements of earnings and cash flows for the three months ended March 31, 2002 do not include comparative figures. To provide a meaningful review of this year's results, this interim report includes financial information for LCL, which provides comparative information for 2001.

SUMMARY OF LCL'S FIRST QUARTER RESULTS

LCL generated EBITDA of $37.2 million, an increase of $1.4 million from the first quarter last year. This reflects an increase in operating margin from $38.7 million to $38.9 million. Other income in the first quarter of this year includes a $1.0 million recovery of crown royalties paid by Gregg River mine in prior years. Revenue was $151.4 million on sales of 9.2 million tonnes compared with $157.9 million on sales of 9.5 million tonnes for the first quarter last year. The decrease in revenue and sales is attributed to export operations.

During the quarter, all of our mines operated at or near capacity, with the exception of Line Creek and Bienfait mines. Following the 1.0 million tonne per year capacity expansion last year at Line Creek, a number of measures have been taken that have improved productivity. We expect to see further improvements going forward. New customers in industrial markets for the capacity added at Bienfait mine are being pursued.

Demand for electric power generation in Alberta and Saskatchewan was strong throughout the quarter. Sales from our mine-mouth operations were 7.5 million tonnes, 0.2 million tonnes above levels for the first quarter last year and 0.4 million tonnes above the fourth quarter of 2001. Other domestic sales were down
0.2 million tonnes over the first and fourth quarters of 2001. The decrease from the first quarter of 2001 primarily relates to reduced sales from the Bienfait mine due to lower than anticipated demand for electric power in Ontario as a result of mild winter conditions. The decrease from the fourth quarter was the result of reduced shipments to customers in southern Ontario.

Our domestic operating margin remained stable at $30.3 million compared with $30.2 million for the first quarter last year on sales of 8.1 million tonnes, which were unchanged from the first quarter last year. The domestic margin of $3.73 per tonne was unchanged compared to the first quarter last year, but improved from the fourth quarter, excluding the impact of the retroactive Boundary Dam price increase, which was recorded in the fourth quarter. This was due to improved results at the mountain mines that supply to domestic customers and at Highvale. Compared to the same quarter last year, average domestic revenue increased in accordance with price escalation mechanisms in the long-term coal supply agreements, however the average cost per tonne increased by a similar amount. The decrease of $1.05 in average cost per tonne between this quarter and the fourth quarter of 2001 reflected a lower proportion of domestic sales of thermal coal from our mountain mines, which have an inherently higher cost structure.

Our export margin was $8.6 million on sales of 1.1 million tonnes compared to $8.5 million on sales of 1.3 million tonnes for the first quarter last year, and $10.4 million on sales of 1.1 million tonnes for the fourth quarter in 2001. The change from the first quarter in 2001 largely relates to final sales from Gregg River mine and lower export sales from the Luscar mine. Our average export selling price was $58.29 per tonne, an increase of $5.90 per tonne or 11.3% as compared with the first quarter in 2001. This reflects contract price increases and weakening of the Canadian dollar. Compared with the first quarter last year, average costs were $50.15 per tonne, an increase of $4.09 per tonne or 8.9%, primarily because rail and royalty costs increased as a result of the higher selling prices. Compared to the fourth quarter, export sales included a higher proportion of metallurgical coal, which has higher average selling prices and costs than thermal coal.

Annual negotiations between export coal suppliers and customers to set prices for the 2002 contract year are not complete and few significant price settlements have been reported. Commitments are in place for most of our 2002 production intended for export markets including production from the Luscar mine where the supply contract with the major Japanese steel mills expired on March 31, 2002. Supported by the relative strength and sustainability of metallurgical coal prices, we recently announced that mining operations have been extended by one year at the Luscar mine until the end of 2003. Luscar mine is now expected to produce 2.2 million tonnes of coal in 2002 and an additional 1.25 million tonnes in 2003, which is expected to be available in the contract year commencing April 1, 2003. In 2001, production at the Luscar mine was 2.9 million tonnes of coal.

The port handling contract between Line Creek mine and Westshore Terminals expired at the end of March 2002. As a result, we expect to reduce our port costs by increasing shipments through Neptune Bulk Terminals, in which we hold a 23.2% interest.

During the first quarter, we reached new collective bargaining agreements with both hourly unions at Poplar River mine. The labour agreement at Coal Valley expired on February 28, 2002 and the union has since ratified the terms of a new agreement. Negotiations are underway with the workforces at the Gregg River reclamation site and the Luscar mine.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2002, LEP held cash and cash equivalents, including short-term deposits, of $84.5 million. Net cash provided by LEP's operating activities, before changes in non-cash working capital, was $20.3 million for the three months ended March 31, 2002. Non-cash working capital decreased by $14.3 million over the first quarter of 2002. A number of factors contributed to the change including: a decrease in accounts receivable of $13.2 million, which included receivable amounts collected in January 2002 when the new Boundary Dam coal supply agreement was finalized; an additional $14.0 million in interest payable related to the senior notes and promissory notes; higher payables and accrued charges; and higher coal inventories at export terminals due to vessel schedules. Capital asset purchases by LCL amounted to $9.6 million for the quarter compared with $3.8 million in the same period last year. Purchases were primarily for replacement equipment at existing minesites and included expenditures related to the scheduled replacement of the dragline tub at Poplar River mine. Capital spending for 2002 is expected to be approximately $50 million.


FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to capital spending, production levels at Luscar mine, productivity levels at Line Creek, reductions of port costs and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed May 28, 2002 with the Securities and Exchange Commission (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) we may engage in opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases. The forward-looking statements included in this interim report are made only as of May 30, 2002.

LUSCAR ENERGY PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS

                                                       AS AT          AS AT
                                                     MARCH 31,     DECEMBER 31
                                                       2002           2001
                                                    -----------    ----------
(in thousands of Canadian dollars)                  (Unaudited)     (Audited)
ASSETS
CURRENT

     Cash and cash equivalents ................     $   84,504     $   60,331
     Accounts receivable ......................         79,141         92,384
     Income taxes recoverable .................          7,611          6,484
     Inventories ..............................         79,722         70,337
     Overburden removal costs .................         29,095         28,225
     Prepaid expenses .........................          8,589          4,766
                                                    ----------     ----------
                                                       288,662        262,527
Capital assets ................................      1,307,937      1,319,971
Other assets ..................................         30,202         30,033
                                                    ----------     ----------
                                                    $1,626,801     $1,612,531
                                                    ==========     ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
     Trade accounts payable and accrued charges         48,087         40,596
     Accrued interest payable .................         23,989          9,970
     Accrued payroll and employee benefits ....          7,378         12,671
     Income taxes payable .....................          1,155          1,105
     Current portion of financial instruments .          2,695          4,324
     Current portion of long-term debt [note 3]          3,132          2,980
     Accrued reclamation costs ................         21,002         21,002
     Future income taxes ......................          4,536          2,800
                                                    ----------     ----------
                                                       111,974         95,448
Long-term debt [note 3] .......................        514,053        517,632
Financial instruments .........................          1,343          2,823
Accrued reclamation costs .....................         30,080         30,843
Future income taxes ...........................        460,608        468,822
                                                    ----------     ----------
                                                     1,118,058      1,115,568
                                                    ----------     ----------


PARTNERS' EQUITY
     Partners' equity .........................        508,743        496,963
                                                    ----------     ----------


                                                    $1,626,801     $1,612,531
                                                    ==========     ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

             CONSOLIDATED STATEMENT OF EARNINGS AND PARTNERS' EQUITY


                                                                         THREE
                                                                        MONTHS
                                                                         ENDED
                                                                        MARCH 31
                                                                          2002
                                                                      -----------
(in thousands of Canadian dollars)                                    (Unaudited)

REVENUE .........................................................     $ 151,713
Cost of sales ...................................................       112,451
                                                                      ---------
OPERATING MARGIN ................................................        39,262
Selling, general and administrative expenses ....................         4,115
Other expense (income) ..........................................        (2,239)
                                                                      ---------
OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION        37,386
Depreciation and amortization ...................................        22,107
                                                                      ---------
OPERATING EARNINGS BEFORE INTEREST AND FOREIGN CURRENCY
   TRANSLATION GAIN .............................................        15,279
Foreign currency translation gain ...............................        (1,787)
Interest expense ................................................        11,058
                                                                      ---------
EARNINGS BEFORE INCOME TAXES ....................................         6,008
Income tax recovery .............................................        (5,772)
                                                                      ---------
NET EARNINGS FOR THE PERIOD .....................................        11,780
Partners' equity, beginning of period ...........................       496,963
                                                                      ---------
PARTNERS' EQUITY, END OF PERIOD .................................     $ 508,743
                                                                      =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                          THREE
                                                         MONTHS
                                                          ENDED
                                                        MARCH 31
                                                          2002
                                                       -----------
(in thousands of Canadian dollars)                     (Unaudited)
OPERATING ACTIVITIES
Net earnings for the period .......................     $ 11,780
Non-cash items:
   Depreciation and amortization ..................       22,107
   Future income taxes ............................       (6,478)
   Accrued reclamation costs ......................         (763)
   Interest income earned on sinking funds ........       (1,076)
   Foreign currency translation gain ..............       (1,787)
   Financial instruments ..........................       (3,109)
   Gain on disposal of capital assets .............         (350)
                                                        --------
CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
   IN NON-CASH WORKING CAPITAL ....................       20,324
   Change in non-cash working capital .............       14,306
                                                        --------
                                                          34,630
                                                        --------
INVESTING ACTIVITIES
Capital asset purchases ...........................       (9,642)
Proceeds on disposal of capital assets ............          527
Other investments .................................          141
                                                        --------
                                                          (8,974)
                                                        --------
FINANCING ACTIVITIES
Deferred financing costs incurred .................         (918)
Repayments of long-term debt ......................         (565)
                                                        --------
                                                          (1,483)

Change in cash position ...........................       24,173
Cash position, beginning of period ................       60,331
                                                        --------
Cash position, end of period ......................     $ 84,504
                                                        ========

See accompanying notes

 LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

1. BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. Since Luscar Energy Partnership (LEP) had no operations prior to May 11, 2001 no comparative figures are presented in the consolidated statements of earnings and cash flows. All amounts are in thousands of Canadian dollars unless otherwise stated.


2. SEGMENT INFORMATION

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products, geographic areas and major customers are as follows:

                                                     THREE MONTHS ENDED
                                                        MARCH 31, 2002
                                                   ---------------------
                                                    SALES
                                                   REVENUE       TONNES
                                                   --------     --------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

PRODUCTS
     Metallurgical.........................        $ 36,748          554
     Thermal ..............................         114,613        8,635
                                                   --------     --------
                                                   $151,361        9,189
     Other ................................             352           --
                                                   --------     --------
                                                   $151,713        9,189
                                                   --------     --------

GEOGRAPHIC AREAS
     Japan ................................        $ 22,572          409
     Korea ................................           6,922          130
     United States                                    6,342           69
     South America                                   11,082          229
     Europe ...............................           8,533          127
     Other ................................           5,867           88
                                                   --------     --------
     Total export                                    61,318        1,052

     Canada ...............................          90,043        8,137
                                                   --------     --------
                                                    151,361        9,189
     Other ................................             352           --
                                                   --------     --------
                                                   $151,713        9,189
                                                   --------     --------


Export coal sales are generally denominated in United States dollars.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

2. SEGMENT INFORMATION (CONTINUED)



MAJOR CUSTOMERS

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:

                                        THREE MONTHS ENDED
                                          MARCH 31, 2002
                                      ------------------------
                                       SALES         NUMBER OF
                                      REVENUE        CUSTOMERS
                                      -------        ---------

 (in thousands of Canadian dollars
  except number of customers)

Metallurgical ....................     $28,497           4

Thermal ..........................     $91,419           4



Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3. LONG-TERM DEBT

                                                    AS AT         AS AT
                                                   MARCH 31,    DECEMBER 31
                                                    2002           2001
                                                  ---------      ---------
(in thousands of Canadian dollars)               (Unaudited)     (Audited)

Senior notes ................................     $ 436,289      $ 429,660
                                                  ---------      ---------

12.75% promissory note, due May 18, 2003 ....        45,000         45,000
Less sinking fund ...........................       (21,541)       (21,214)
                                                  ---------      ---------
                                                     23,459         23,786
                                                  ---------      ---------

9.625% promissory note, due December 30, 2004        89,300         89,300
Less sinking fund ...........................       (39,130)       (38,158)
                                                  ---------      ---------
                                                     50,170         51,142
                                                  ---------      ---------

Capital lease obligations ...................         7,267          7,609
                                                  ---------      ---------

Long-term debt ..............................       517,185        520,612
Current portion of long-term debt ...........        (3,132)        (2,980)
                                                  ---------      ---------
                                                  $ 514,053      $ 517,632
                                                  ---------      ---------

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

4.         CONDENSED CONSOLIDATING INFORMATION

      The following condensed consolidated information is provided for the period ending March 31, 2002.

(a) CONDENSED CONSOLIDATING BALANCE SHEET

                                                                           AS AT MARCH 31, 2002
                                               --------------------------------------------------------------------------------
                                                 LUSCAR         LUSCAR COAL     LUSCAR ENERGY    CONSOLIDATING     CONSOLIDATED
                                                COAL LTD.       INCOME FUND      PARTNERSHIP        ENTRIES             LEP
                                               -----------      -----------      -----------      -----------      -----------
ASSETS
Current
Cash and cash equivalents ................     $    23,645      $        69      $    60,790      $        --      $    84,504
Accounts receivable ......................          79,141               --               --               --           79,141
Income taxes recoverable .................           7,414               --              197               --            7,611
Inventories ..............................          79,722               --               --               --           79,722
Overburden removal costs .................          29,095               --               --               --           29,095
Due from related parties .................          20,201               --          (20,201)              --               --
Prepaid expenses .........................           8,626               --               --              (37)           8,589
                                               -----------      -----------      -----------      -----------      -----------
                                                   247,844               69           40,786              (37)         288,662
Investments in related parties ...........              --          554,889          435,040         (989,929)              --
Capital assets ...........................       1,393,159               --               --          (85,222)       1,307,937
Other assets .............................          27,013            2,022            9,000           (7,833)          30,202
                                               -----------      -----------      -----------      -----------      -----------
                                               $ 1,668,016      $   556,980      $   484,826      $(1,083,021)     $ 1,626,801
                                               ===========      ===========      ===========      ===========      ===========

LIABILITIES AND PARTNERS' EQUITY
Current
Trade accounts payable and accrued charges     $    47,747      $        22      $       799      $      (481)     $    48,087
Accrued interest payable .................          23,989               --               --               --           23,989
Accrued payroll and employee benefits ....           7,378               --               --               --            7,378
Income taxes payable .....................           1,155               --               --               --            1,155
Current portion of financial instruments .           1,791               --               --              904            2,695
Current portion of long-term debt ........           3,132               --               --               --            3,132
Accrued reclamation costs ................          21,002               --               --               --           21,002
Due to related parties ...................             245            6,315           (6,315)            (245)              --
Future income taxes ......................           4,536               --               --               --            4,536
                                               -----------      -----------      -----------      -----------      -----------
                                                   110,975            6,337           (5,516)             178          111,974
Long-term debt ...........................         514,053               --               --               --          514,053
Convertible debentures ...................              --           96,053               --          (96,053)              --
Subordinated notes due to LCIF ...........         642,969               --               --         (642,969)              --
Financial instruments ....................           1,343               --               --               --            1,343
Accrued reclamation costs ................          30,080               --               --               --           30,080
Future income taxes ......................         460,608               --               --               --          460,608
                                               -----------      -----------      -----------      -----------      -----------
                                                 1,760,028          102,390           (5,516)        (738,844)       1,118,058
Partners' equity .........................         (92,012)         454,590          490,342         (344,177)         508,743
                                               -----------      -----------      -----------      -----------      -----------
                                               $ 1,668,016      $   556,980      $   484,826      $(1,083,021)     $ 1,626,801
                                               ===========      ===========      ===========      ===========      ===========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

4. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                    THREE MONTHS ENDED MARCH  31, 2002
                                                 ----------------------------------------------------------------------
                                                  LUSCAR       LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING  CONSOLIDATED
                                                 COAL LTD.     INCOME FUND    PARTNERSHIP      ENTRIES          LEP
                                                 ---------     -----------   -------------   -------------  -----------

Revenue ....................................     $ 151,361      $      --      $      --      $     352      $ 151,713
Cost of sales ..............................       112,451             --             --             --        112,451
                                                 ---------      ---------      ---------      ---------      ---------
Operating margin ...........................        38,910             --             --            352         39,262
Selling, general and administrative expenses         3,977             16            122             --          4,115
Equity pickup ..............................            --          1,096         (7,820)         6,724             --
Other expenses (income) ....................        (2,239)            --             12            (12)        (2,239)
                                                 ---------      ---------      ---------      ---------      ---------
Operating earnings before depreciation
     and amortization ......................        37,172         (1,112)         7,686         (6,360)        37,386
Depreciation and amortization ..............        23,034            154             --         (1,081)        22,107
                                                 ---------      ---------      ---------      ---------      ---------
Operating earnings (loss) before interest
     and foreign currency translation gain .        14,138         (1,266)         7,686         (5,279)        15,279
Foreign currency translation gain ..........        (1,787)            --             --             --         (1,787)
Interest income ............................            --        (11,020)        (1,945)        12,965             --
Interest expense ...........................        22,793          1,934           (516)       (13,153)        11,058
                                                 ---------      ---------      ---------      ---------      ---------

Earnings (loss) before income taxes ........        (6,868)         7,820         10,147         (5,091)         6,008
Income tax recovery ........................        (5,772)            --             --             --         (5,772)
                                                 ---------      ---------      ---------      ---------      ---------
Net earnings (loss) for the period .........     $  (1,096)     $   7,820      $  10,147      $  (5,091)     $  11,780
                                                 =========      =========      =========      =========      =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

4. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)   CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                           THREE MONTHS ENDED MARCH  31, 2002
                                                        ---------------------------------------------------------------------
                                                         LUSCAR      LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING   CONSOLIDATED
                                                        COAL LTD.    INCOME FUND   PARTNERSHIP     ENTRIES           LEP
                                                        ---------    -----------   -----------     -------           ---

OPERATING ACTIVITIES
Net earnings for the period .......................     $ (1,096)     $  7,820      $ 10,147      $ (5,091)       $ 11,780

Non-cash items:
     Depreciation and amortization ................       23,034           154            --        (1,081)         22,107
     Future income taxes ..........................       (6,478)           --            --            --          (6,478)
     Accrued reclamation costs ....................         (763)           --            --            --            (763)
     Interest income earned on sinking funds ......       (1,074)           --            --            (2)         (1,076)
     Financial instruments ........................       (2,511)           --            --          (598)         (3,109)
     Foreign currency translation gain ............       (1,787)           --            --            --          (1,787)
     Equity pickup ................................           --         1,096        (7,820)        6,724              --
     Gain on disposals of capital assets ..........         (350)           --            --            --            (350)
                                                        --------      --------      --------      --------        --------
Cash provided by operating activities before change
     in non-cash working capital ..................        8,975         9,070         2,327           (48)         20,324
     Change in non-cash working capital ...........       14,973          (413)         (314)           60          14,306
                                                        --------      --------      --------      --------        --------
                                                          23,948         8,657         2,013            12          34,630
                                                        --------      --------      --------      --------        --------
INVESTING ACTIVITIES
Capital asset purchases ...........................       (9,642)           --            --            --          (9,642)
Proceeds on disposal of capital assets ............          527            --            --            --             527
Other investments .................................          153            --            --           (12)            141
                                                        --------      --------      --------      --------        --------
                                                          (8,962)           --            --           (12)         (8,974)
                                                        --------      --------      --------      --------        --------
FINANCING ACTIVITIES
Due to (from) related parties .....................       12,043         2,368       (14,411)           --              --
Long-term debt repaid .............................         (565)           --            --            --            (565)
Distribution to LEP ...............................           --       (11,019)       11,019            --              --
Deferred financing costs incurred .................         (918)           --            --            --            (918)
                                                        --------      --------      --------      --------        --------
                                                          10,560        (8,651)       (3,392)           --          (1,483)
                                                        --------      --------      --------      --------        --------

Change in cash position ...........................       25,546             6        (1,379)           --          24,173
Cash position, beginning of period ................       (1,901)           63        62,169            --          60,331
                                                        --------      --------      --------      --------        --------
Cash position, end of period ......................     $ 23,645      $     69      $ 60,790      $     --        $ 84,504
                                                        ========      ========      ========      ========        ========

LUSCAR COAL LTD

                           CONSOLIDATED BALANCE SHEETS


                                                       AS AT           AS AT
                                                     MARCH 31,       DECEMBER 31
                                                       2002              2001
                                                    -----------      -----------
(in thousands of Canadian dollars)                  (Unaudited)       (Audited)

ASSETS

CURRENT
     Cash and cash equivalents ................     $    23,645      $        10
     Accounts receivable ......................          79,141           92,384
     Income taxes recoverable .................           7,414            6,300
     Inventories ..............................          79,722           70,337
     Overburden removal costs .................          29,095           28,225
     Prepaid expenses .........................           8,626            4,786
     Due from related parties .................          20,201           32,244
                                                    -----------      -----------

                                                        247,844          234,286
Capital assets ................................       1,393,159        1,406,274
Other assets ..................................          27,013           26,703
                                                    -----------      -----------
                                                    $ 1,668,016      $ 1,667,263
                                                    ===========      ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT
     Bank indebtedness ........................     $        --      $     1,911
     Trade accounts payable and accrued charges          47,747           39,584
     Accrued interest payable .................          23,989            9,970
     Accrued payroll and employee benefits ....           7,378           12,671
     Due to related party .....................             245              245
     Income taxes payable .....................           1,155            1,105
     Current portions of
         Financial instruments ................           1,791            2,822
         Long-term debt [note 3] ..............           3,132            2,980
         Accrued reclamation costs ............          21,002           21,002
         Future income taxes ..................           4,536            2,800
                                                    -----------      -----------

                                                        110,975           95,090

Long-term debt [note 3] .......................         514,053          517,632

Subordinated notes due to LCIF ................         642,969          642,969

Financial instruments .........................           1,343            2,823

Accrued reclamation costs .....................          30,080           30,843
Future income taxes ...........................         460,608          468,822
                                                    -----------      -----------
                                                      1,760,028        1,758,179
Shareholders' deficit
     Share capital ............................          14,191           14,191
     Deficit ..................................        (106,203)        (105,107)
                                                    -----------      -----------
                                                        (92,012)         (90,916)
                                                    -----------      -----------
                                                    $ 1,668,016      $ 1,667,263
                                                    ===========      ===========

See accompanying notes

LUSCAR COAL LTD


                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT


                                                                               THREE MONTHS ENDED
                                                                                     MARCH 31
                                                                            ---------------------------
                                                                               2002            2001
                                                                            ----------      -----------
(in thousands of Canadian dollars)                                          (Unaudited)     (Unaudited)

REVENUE ................................................................     $ 151,361       $157,912
Cost of sales ..........................................................       112,451        119,239
                                                                             ---------       --------
OPERATING MARGIN .......................................................        38,910         38,673
Selling and administrative .............................................         3,977          4,256
Other income ...........................................................        (2,239)        (1,352)
                                                                             ---------       --------
OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION ......        37,172         35,769
Depreciation and amortization ..........................................        23,034         23,830
                                                                             ---------       --------
OPERATING EARNINGS BEFORE INTEREST AND FOREIGN CURRENCY TRANSLATION GAIN        14,138         11,939
Interest on subordinated notes .........................................        11,020          2,762
Foreign exchange gain ..................................................        (1,787)            --
Other interest .........................................................        11,773          8,000
                                                                             ---------       --------
EARNINGS (LOSS) BEFORE INCOME TAXES ....................................        (6,868)         1,177
Income tax recovery ....................................................        (5,772)        (3,550)
                                                                             ---------       --------
NET EARNINGS (LOSS) ....................................................        (1,096)         4,727
Deficit, beginning of period ...........................................      (105,107)       (94,235)
                                                                             ---------       --------
DEFICIT, END OF PERIOD .................................................     $(106,203)      $(89,508)
                                                                             =========       ========

LUSCAR COAL LTD


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          THREE MONTHS ENDED
                                                                MARCH 31
                                                           2002         2001
                                                       -----------    ---------
(in thousands of Canadian dollars)                     (Unaudited)   (Unaudited)

OPERATING ACTIVITIES
Net earnings (loss) for the period ................     $ (1,096)     $  4,727
Non-cash items:
   Depreciation and amortization ..................       23,034        23,830
   Future income taxes ............................       (6,478)       (1,810)
   Accrued reclamation costs ......................         (763)          462
   Interest income earned on sinking funds ........       (1,074)         (859)
   Foreign currency forward contracts .............       (2,511)           --
   Foreign currency translation gain ..............       (1,787)           --
   Gain on disposal of capital assets .............         (350)          110
                                                        --------      --------
CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
   IN NON-CASH WORKING CAPITAL ....................        8,975        26,460
   Change in non-cash working capital .............       14,973         7,966
                                                        --------      --------
                                                          23,948        34,426
                                                        --------      --------
INVESTING ACTIVITIES
Capital asset purchases ...........................       (9,642)       (3,788)
Proceeds on disposal of capital assets ............          527           161
Other investments .................................          153          (359)
                                                        --------      --------
                                                          (8,962)       (3,986)
                                                        --------      --------
FINANCING ACTIVITIES
Operating line of credit ..........................           --       (23,226)
Due from related parties ..........................       12,043            --
Repayments of long-term debt ......................         (565)       (7,214)
Deferred financing costs ..........................         (918)           --
                                                        --------      --------
                                                          10,560       (30,440)
                                                        --------      --------

Change in cash position ...........................       25,546            --
Cash position, beginning of period ................       (1,901)           10
                                                        --------      --------
Cash position, end of period ......................     $ 23,645      $     10
                                                        ========      ========

See accompanying notes

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

1. BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2. SEGMENT INFORMATION

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products, geographic areas and major customers are as follows:


                                                           THREE MONTHS ENDED MARCH 31
                                               -----------------------------------------------
                                                        2002                     2001
                                               --------------------      ---------------------
                                                SALES                     SALES
                                               REVENUE       TONNES      REVENUE       TONNES
                                               -------       ------      -------       ------
(in thousands of Canadian dollars except
 volumes which are in thousands of tonnes)

PRODUCTS
     Metallurgical .......................     $ 36,748          554     $ 41,642          732
     Thermal .............................      114,613        8,635      116,270        8,747
                                               --------     --------     --------     --------
                                               $151,361        9,189     $157,912        9,479
                                               --------     --------     --------     --------

GEOGRAPHIC AREAS
     Japan ...............................     $ 22,572          409     $ 20,241          381
     Korea ...............................        6,922          130       22,343          462
     United States .......................        6,342           69        5,478           42
     South America .......................       11,082          229        8,645          210
     Europe ..............................        8,533          127        7,761          141
     Other ...............................        5,867           88        5,865          106
                                               --------     --------     --------     --------
     Total export ........................       61,318        1,052       70,333        1,342

     Canada ..............................       90,043        8,137       87,579        8,137
                                               --------     --------     --------     --------
                                               $151,361        9,189     $157,912        9,479
                                               --------     --------     --------     --------


Export coal sales are generally denominated in United States dollars.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)


2. SEGMENT INFORMATION (CONTINUED)

MAJOR CUSTOMERS

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:


                                                                   THREE MONTHS ENDED MARCH 31
                                                   ---------------------------------------------------------
                                                             2002                           2001
                                                   -------------------------     ---------------------------
                                                    SALES          NUMBER OF      SALES            NUMBER OF
                                                   REVENUE         CUSTOMERS     REVENUE           CUSTOMERS
      (in thousands of Canadian dollars
       except number of customers)

     Metallurgical.............................    $28,497              4         $27,771              3

     Thermal...................................    $91,419              4         $94,610              4



Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3. LONG-TERM DEBT

                                                     AS AT         AS AT
                                                   MARCH 31,     DECEMBER 31
                                                     2002           2001
                                                  ---------      ---------
(in thousands of Canadian dollars)               (Unaudited)     (Audited)
Senior notes ................................     $ 436,289      $ 429,660
                                                  ---------      ---------

12.75% promissory note, due May 18, 2003 ....        45,000         45,000
Less sinking fund ...........................       (21,541)       (21,214)
                                                  ---------      ---------
                                                     23,459         23,786
                                                  ---------      ---------

9.625% promissory note, due December 30, 2004        89,300         89,300
Less sinking fund ...........................       (39,130)       (38,158)
                                                  ---------      ---------
                                                     50,170         51,142
                                                  ---------      ---------

Capital lease obligations ...................         7,267          7,609
                                                  ---------      ---------

Long-term debt ..............................       517,185        520,612
Current portion of long-term debt ...........        (3,132)        (2,980)
                                                  ---------      ---------
                                                  $ 514,053      $ 517,632
                                                  ---------      ---------